[LOGO]                  MINNESOTA CORN PROCESSORS, LLC
       901 NORTH HIGHWAY 59, MARSHALL, MN 56258-2744 PHONE: (507) 537-2676
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                                  PRESS RELEASE



FOR RELEASE           CONTACT:  L. DAN THOMPSON (507) 537-2676
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0900 CDT 06/06/02

              MINNESOTA CORN PROCESSORS IN FURTHER DISCUSSIONS WITH
                             ARCHER DANIELS MIDLAND

       MARSHALL, MN, JUNE 6, 2002 - MINNESOTA CORN PROCESSORS, LLC (MCP) ANNOUNCED TODAY THAT IT HAS SIGNED A LETTER OF INTENT WITH ARCHER DANIELS MIDLAND COMPANY (ADM). THE LETTER OF INTENT REFLECTS THE INTENTIONS OF MCP AND ADM TO ATTEMPT TO NEGOTIATE A DEFINITIVE AGREEMENT THAT MAY LEAD TO THE SALE OF MCP TO ADM. THE LETTER DOES NOT CONTAIN ANY OFFER OR PRICE REGARDING SALE TERMS, NOR DOES IT OBLIGATE MCP OR ADM TO ENTER INTO A DEFINITIVE AGREEMENT.

         AS PREVIOUSLY REPORTED, MCP AND ADM HAVE BEEN ENGAGED IN PRELIMINARY DISCUSSIONS REGARDING THE SALE OF MCP TO ADM. THE SIGNING OF THE LETTER OF INTENT IS PART OF THIS CONTINUING PROCESS. IF DISCUSSIONS BETWEEN MCP AND ADM RESULT IN A DEFINITIVE AGREEMENT WITH RESPECT TO A TRANSACTION, THE CLOSING OF THE TRANSACTION WOULD BE SUBJECT TO A NUMBER OF CONDITIONS, INCLUDING SATISFACTORY COMPLETION OF DUE DILIGENCE, AND THE APPROVAL BY MCP'S BOARD OF DIRECTORS, SHAREHOLDERS AND APPROPRIATE REGULATORY AGENCIES. THERE CAN BE NO ASSURANCE THAT AN AGREEMENT WILL BE REACHED, THAT THESE CONDITIONS WILL BE MET OR THAT A TRANSACTION WILL TAKE PLACE.

         MINNESOTA CORN PROCESSORS, LLC IS A CORN WET-MILLER WITH REFINERIES IN MARSHALL, MN AND COLUMBUS, NE. THE COMPANY PRODUCES HIGH-QUALITY CORN SWEETENERS AND STARCH PRODUCTS FOR SALE INTO THE BEVERAGE AND FOOD INDUSTRIES, AND OWNS AND OPERATES A NATIONWIDE NETWORK OF 19 CORN SWEETENER DISTRIBUTION TERMINALS. IN ADDITION, THE COMPANY PRODUCES STARCHES FOR SALE INTO THE PAPER AND CORRUGATING INDUSTRIES, ETHANOL, FEED PRODUCTS AND ROAD DE-ICERS. FOR MORE INFORMATION, VISIT THE COMPANY'S WEB SITE AT www.mcp.net.


This press release contains or may contain certain forward-looking statements concerning the Company's financial position, business and future prospects, in addition to other statements using words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on factors such as the following: fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general economic, business and market conditions in the various geographic regions and countries in which we manufacture and sell our products, including fluctuations in the value of local currencies and changes in regulatory controls regarding quotas, tariffs and biotechnology issues; and increased competitive and/or customer pressure in the corn refining industry. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company's most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.
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